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                                                                    EXHIBIT 99.1

                                     FORM OF
                            OPTION EXCHANGE AGREEMENT
                                  (as amended)

             THIS OPTION EXCHANGE AGREEMENT (the "Agreement") is made and entered into as of the 31st day of December, 1997 between WORLD ACCESS, INC., a Delaware corporation (the "Company"), and the undersigned (the "Optionholder").

                                   WITNESSETH:

             WHEREAS, the Optionholder is the holder of unexercised options (collectively, the "Options") to acquire shares of the common stock, $.01 par value per share (the "NACT Common Stock"), of NACT Telecommunications, Inc., a Delaware corporation ("NACT"), in the amounts set forth on Exhibit "A" attached hereto;

             WHEREAS, pursuant to that certain Stock Purchase Agreement (the "Purchase Agreement") dated as of December, 1997 among the Company, GST Telecommunications, Inc. and GST USA, Inc. ("GST USA"), GST USA is selling to the Company all of the shares of NACT Common Stock held by GST USA (the "Purchase Transaction"); and

             WHEREAS, subject to the consummation of the Purchase Transaction, the Optionholder desires to exchange his Options for options to acquire common stock, $.01 par value per share, of the Company (the "Company Common Stock"), and the Company desires to exchange such Options in accordance with the terms hereof.

             NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter contained, and for other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

             1. EXCHANGE OF THE OPTIONS. Contemporaneously with the consummation of the Purchase Transaction (hereinafter referred to as the "Effective Time"), each Option, whether or not vested or exercisable, shall be assumed by the Company and shall constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Option, a number of shares of Company Common Stock equal to the product of the Exchange Ratio (as hereinafter defined) and the number of shares of NACT Common Stock subject to such Option, at a price per share equal to the aggregate exercise price for the shares of NACT Common Stock subject to such Option divided by the number of full shares of Company Common Stock deemed to be purchasable pursuant to such Option; provided, however, that the shares of Company Common Stock that may be purchased upon exercise of such Option shall not include any fractional shares and, upon the last such exercise of such Option, a cash payment shall be made for any fractional shares based upon the per share closing sales price of the Company Common Stock as reported on the Nasdaq National Market on the date of such exercise; provided further, that it is understood that all of the Options are or will be exercisable at the Effective Time and, notwithstanding their terms, all assumed Options shall not be qualified under Section 422 of the Internal Revenue Code of 1986, as amended. As soon as practicable after the Effective Time, the Company shall deliver to holders of Options appropriate option agreements representing the




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right to acquire shares of Company Common Stock on the same terms and conditions as contained in the outstanding Options (subject to any adjustments required by the preceding sentence), upon surrender of the outstanding Options. For purposes hereof, "Exchange Ratio" shall mean the quotient determined by dividing $17.50 by the average of the closing sales prices of the Company Common Stock on the Nasdaq National Market for the twenty (20) consecutive trading days next preceding the day on which a public announcement of the Purchase Transaction is made (the "Average Closing Price"). The Company agrees that the Optionholder's rights hereunder shall remain in full force and effect even if the Optionholder's employment relationship with NACT or the Company is voluntarily terminated by the Optionholder after the Effective Time or terminated by NACT or the Company for any reason in the future with or without cause, and, notwithstanding any term or provision to the contrary, all such options shall be exercisable for at least sixty (60) days after any such termination and the Company agrees to provide the Optionholder adequate information and instructions with respect to exercising such options.

             2. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties hereto relating to the matters provided herein, and no representations, promises or agreements, oral or otherwise, not expressly contained or incorporated by reference herein shall be binding on any party hereto. This Agreement shall not be modified or amended in any manner except by an instrument in writing executed by the parties or their respective successors in interest.

             3. GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

             4. EXECUTION; COUNTERPARTS. This Agreement may be executed by facsimile, and it may be executed in two or more counterparts, each of which shall be an original but all of which shall constitute but one and the same agreement and shall become binding upon the parties when each party hereto has executed one or more counterparts.



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             IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by an officer thereunto duly authorized on behalf of the Company, and the Optionholder has executed and delivered this Agreement, all as of the date and year first written above.

                                    WORLD ACCESS, INC.


                                    By:
                                       ---------------------------------------


                                    Its:
                                       ---------------------------------------


                                    ------------------------------------------
                                                   (Signature)

                                    ------------------------------------------
                                                  (Print Name)






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                                   EXHIBIT "A"

                               SCHEDULE OF OPTIONS


      Name of                          Number                  Option
   Optionholder                      of Options             Exercise Price
   ------------                      ----------             --------------